Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of MGT Capital Investments, Inc. on Form S-3 of our report dated April 15, 2015, with respect to our audits of the consolidated financial statements of MGT Capital Investments, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013 appearing in the Annual Report on Form 10-K of MGT Capital Investments, Inc. for the year ended December 31, 2014. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

September 24, 2015